Exhibit A

MYR GROUP INC.
Consolidated Balance Sheet (Unaudited)
            As of September 30, 2005
(In Thousands)

Assets

Current Assets:
Cash and cash equivalents	$15,565
Accounts receivable:
Customers	84,063
Associated companies	-
Other	84
Notes receivable	2,061
Prepayments and other	34,354
136,127

Property, Plant and Equipment	13,809

Investments:
Other	4,300
4,300

Deferred Charges:
Goodwill, net	61,887
Accumulated deferred income tax benefits	1,668
Other	-
63,555

Total Assets	$217,791

Exhibit A

MYR GROUP INC.
Consolidated Balance Sheet (Unaudited)
            As of September 30, 2005
(In Thousands)

Liabilities and Capitalization

Current Liabilities:
Accounts payable
Other	$12,717
Associated companies	982
Accrued income taxes	-
Other	74,903
88,602

Capitalization:
Common stockholder’s equity	126,465
Long-term debt	-
126,465

Deferred Credits:
Other	2,724
2,724

Total Liabilities and Capitalization	$217,791

Exhibit A

MYR GROUP INC.
Consolidated Statement of Operations (Unaudited)
For the Twelve Months Ended September 30, 2005
(In Thousands)

Revenues	$442,728

Expenses:
Other operation expenses	439,358
Provision for depreciation and amortization	767
Total expenses	440,125

Income before Interest and Income Taxes	2,603

Interest expense	27

Income tax	798

Discontinued operations	149

Net Income	$1,927